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UNUM CORPORATION AND SUBSIDIARIES
FORM 10-Q
JUNE 30, 1996

EXHIBIT 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                  Three Months Ended   Six Months Ended
                                          June 30,         June 30,
                                      --------------     -------------

(Unaudited - Dollars in millions)    1996      1995     1996     1995
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Earnings:
 Income from continuing operations
  before income taxes                $106.0  $120.6   $208.7   $206.0
 Add:  Fixed charges                   13.2    12.1     26.5     22.1
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Earnings as adjusted                 $119.2  $132.7   $235.2   $228.1



Fixed charges:
   Interest expense                  $ 10.4  $  9.3  $  20.7   $ 16.6
   Interest portion of rent expense     2.8     2.8      5.8      5.5
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Total fixed charges                  $ 13.2  $ 12.1  $  26.5   $ 22.1



Ratio of earnings to fixed charges      9.0    11.0      8.9     10.3
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For purposes of computing the ratio of earnings to fixed charges, earnings as adjusted consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense and the estimated interest portion of rent expense.